Exhibit 14.1

THE INGRAM MICRO CODE OF CONDUCT
(as amended August 24, 2005)

Our Ingram Micro value of Integrity states: “We employ the highest ethical standards, demonstrating honesty and fairness in every action that we take.” Just as important is our value of Accountability: “We take responsibility for our performance in all of our decisions and actions.” Building upon these values and upon long-standing company policies of legal and ethical compliance, the following Code of Conduct reaffirms the company’s commitment to the highest standards of legal and ethical conduct.

DOES THIS CODE APPLY TO ME?

This Code of Conduct applies to everyone at Ingram Micro, in every region—all members of the Board of Directors, officers appointed by the Board of Directors and associates.

WHAT ARE THE POLICIES AND PRINCIPLES?

Central to this Code is the principle that members of the Board of Directors (“directors”), officers and associates are expected to conform to the highest standards of legal and ethical conduct, including compliance with all the laws and regulations of the countries in which the company does business.

Abiding by this principle means that directors, officers and associates must comply with specific company policies regarding legal and ethical conduct. Those policies, which may be amended or supplemented from time-to-time, can be found on the Policies and Procedures section of the company intranet site, http://10.20.2.55/worldwidefinance.policiesandprocedures. Some of the key policies are summarized as follows:

  Anti-Boycott Laws. Ingram Micro complies with the U.S. Anti-Boycott Law and will not cooperate in any act that supports the boycott of Israel.
  Antitrust and Competition Laws. As part of its policy of fair and honest dealing with customers, suppliers and competitors, Ingram Micro complies with applicable antitrust or competition laws, including the prohibitions on fixing prices or margins with our competitors.
  Conflicts of Interest. Directors, officers and associates must avoid situations that they know, or should know, create actual or potential conflicts of interest and immediately disclose them to the company, following the procedures described in this Code. Furthermore, directors, officers and associates cannot use company property for personal gain nor take for themselves business opportunities that arise through the use of company property, information or position.
  Export Laws. Ingram Micro complies with the export control laws of the United States and all other countries in which it operates, including restrictions on transactions with parties on the Restricted Parties List and with certain designated countries.
  Financial Disclosures. Ingram Micro’s filings with the Securities and Exchange Commission as well as all other public communications about the financial condition of the company and the results of operations must represent full, fair, accurate, timely and understandable disclosure.
  Foreign Corrupt Practices. Directors, officers and associates cannot pay or offer to pay money or anything else of value to government officials, officials of public international organizations, political candidates or political parties for the purpose of obtaining or retaining business for Ingram Micro. Ingram Micro policy also prohibits the payment of bribes to commercial customers, as well as vendors, to obtain or retain their business.

  Guidelines in Gathering Competitive Intelligence. Competitive intelligence will be gathered in accordance with applicable antitrust and competition laws and with company values. Direct exchanges of competitive intelligence with our competitors are prohibited.
  Guidelines on Trading in Securities. Directors, officers and associates cannot trade in Ingram Micro securities based on material, inside information nor advise others to do so. Furthermore, they cannot trade in the securities of other companies, nor advise others to do so, based on material, inside information gained about those companies in the course of their duties for Ingram Micro.
  Protection of Proprietary Information. Directors, officers and associates must safeguard Ingram Micro proprietary information, and third-party proprietary information entrusted to Ingram Micro, from loss, theft, unauthorized modification and unauthorized disclosure.
  Receipt of Gifts and Gratuities. Directors, officers and associates can accept from present or prospective suppliers, or offer to our customers, only gifts, gratuities, entertainment or other courtesies that are not excessive and are consistent with reasonable standards in the business community and specific company requirements.
  Records Retention. Directors, officers and associates must retain documents in accordance with any records retention schedule adopted by Ingram Micro for that country.
  Theft and Loss Prevention. Directors, officers and associates must protect Ingram Micro’s assets against theft and loss and report any theft or loss to their supervisor, the security department or the human resources department.

WHAT ARE MY RESPONSIBILITIES?

All of us—directors, officers and associates—are responsible for complying with this Code and all company policies on legal and ethical conduct.

Just as important, all of us are responsible for immediately reporting any issue of legal and ethical compliance that we encounter, in accordance with the procedures discussed later in this Code. Do not hide problems, hoping that they might not be discovered—all issues must be brought to the light of day, immediately. This obligation is known in Ingram Micro as the “Sunshine Rule” and it forms a key part our Code of Conduct.

Also, all of us are responsible for raising questions about the Code and the policies, and seeking guidance, whether from a supervisor or, for example, the human resources department or the legal department. Ignorance is not an excuse for violating this Code.

The General Counsel has primary responsibility for enforcing the Code of Conduct and all company policies on legal and ethical conduct, as well as issuing guidance and explanatory materials, subject to supervision by the Audit Committee of the Board of Directors.

WHERE DO I REPORT VIOLATIONS, DISCLOSE ISSUES OR ASK QUESTIONS?

Associates suspecting violations of the Code of Conduct or company policies regarding legal and ethical conduct should immediately report them, and disclose any potential conflict of interest, to their supervisor, to the human resources department or to the General Counsel. Associates are encouraged, if they prefer anonymity in reporting violations, to contact the Ingram Micro Hotline by calling 1-877-INGRAM2 or clicking on http://www.safe2say.net/safe2say/im.htm.

All officers suspecting violations of the Code of Conduct or company policies on legal and ethical conduct must immediately report them, and disclose any potential conflicts of interest, to the General Counsel. Furthermore, the Chief Executive Officer and the principal financial officers (meaning the Chief Financial Officer, the Corporate Controller and all other officers and associates so designated by the General Counsel) must immediately disclose to the General Counsel any material transaction that could reasonably be expected to give rise to a conflict of interest. The General Counsel must in turn notify the Audit Committee of any such disclosure. Conflicts of interest and other issues of legal and ethical compliance involving the General Counsel must be disclosed to the Audit Committee.

All directors suspecting violations of the Code of Conduct or company policies on legal and ethical conduct must immediately report them, and disclose any potential conflicts of interest, to the General Counsel, who shall in turn notify the Audit Committee.

Any associate with questions about the interpretation of this Code or its application to a particular situation is encouraged to contact the human resources or legal departments for further assistance; officers and directors should direct their questions to the General Counsel.

HOW CAN THIS CODE BE AMENDED OR WAIVED?

The Board of Directors must approve any amendments to this Code of Conduct. Any amendments affecting the Chief Executive Officer and the principal financial officers will be promptly disclosed to the company’s shareowners. Company policies on legal and ethical compliance implementing this Code can be amended, or additional policies adopted, only in accordance with procedures established by the General Counsel.

The Board of Directors must approve any waiver of the Code of Conduct or company policies on legal and ethical conduct for directors and officers. Any waiver affecting the Chief Executive Officer or the principal financial officers will be promptly disclosed to the company’s shareowners. The General Counsel must approve any waiver of the Code of Conduct or company policies on legal and ethical conduct for associates and report any such waiver to the Audit Committee at its next meeting.